Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

TransCanada PipeLines Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities
In U.S. Dollars

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	457(o)			$4,000,000,000	0.00014760	$590,400
	Total Offering Amounts					$4,000,000,000		$590,400
	Total Fees Previously Paid							—
	Total Fee Offsets(4)							$254,925
	Net Fee Due							$335,475

(1)	In U.S. dollars or the equivalent thereof in foreign denominated currencies or currency units or, if any debt securities are issued at an original issue discount, such greater amount as shall result in an aggregate initial offering price of U.S.$4,000,000,000.

(2)	Estimated solely for purposes of calculating the registration fee.

(3)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)	Pursuant to Rule 457(p) under the Securities Act, the $254,925 remaining unused registration fee associated with the Registration Statement on Form F-10 (333-261533) filed on December 8, 2021, as amended (the “2021 Registration Statement”), is being carried forward and set off against the registration fee due for this offering. $335,475 additional registration fee has been paid with respect to this Registration Statement. See footnote (1) to Table 2 below for details regarding relevant contemporaneous fee payments.

Table 2: Fee Offset Claims and Sources
In U.S. Dollars

	Registrant of Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	TransCanada PipeLines Limited	F-10	333-261533	December 8, 2021		$254,925(1)	(2)	(2)	(3)	$2,750,000,000
Fee Offset Sources	TransCanada PipeLines Limited	F-10	333-261533		December 8, 2021						$254,925

(1)	The Registrant previously paid $370,800 in registration fees with respect to the 2021 Registration Statement, of which $254,925 remains unutilized and therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act. As the total filing fee required for this Registration Statement is $590,400, taking into consideration the available offset of $254,925 from the 2021 Registration Statement, the Registrant has accordingly transmitted $335,475 otherwise due under this Registration Statement.

(2)	Debt securities as may be issued from time to time as shall result in an aggregate initial offering price of U.S.$4,000,000,000.

(3)	The Registrant has terminated or completed any offerings that included the unsold securities under the 2021 Registration Statement.